Exhibit 99.1

Hot Topic, Inc. Reports 9.0% April 2003 Comp Sales Increase; First Quarter Comp Sales Increased 2.6%

    CITY OF INDUSTRY, Calif.--(BUSINESS WIRE)--May 7, 2003--Hot Topic, Inc.(Nasdaq:HOTT), a mall-based specialty retailer of music-licensed and music-influenced apparel, accessories and gift items for teens, announced net sales for fiscal April 2003 (four weeks ended May 3, 2003) increased 33% to $32.4 million from net sales of $24.4 million for fiscal April 2002. Same store sales for the four weeks ended May 3, 2003, increased by 9.0% compared to the corresponding four weeks last year. Last year, April same store sales decreased by 2.0% compared with fiscal April 2001. Eight new Hot Topic stores, including the Company's first location in Alaska, and two new Torrid stores were opened in April 2003.
    Net sales for the first quarter of fiscal 2003 (13 weeks ended May 3, 2003) were $100.6 million, an increase of 26% over sales of $79.9 million for the same period of fiscal 2002. Same store sales for the first 13 weeks of fiscal 2003 increased 2.6% compared to the first 13 weeks of fiscal 2002. Last year, same store sales for the first 13 weeks of fiscal 2002 decreased 0.5% compared with the corresponding period in fiscal 2001. Sixteen new Hot Topic and seven new Torrid stores were opened during the first quarter of fiscal 2003.
    Betsy McLaughlin, President and Chief Executive Officer, said, "We are pleased with our first quarter and Spring Break sales. As expected, the week leading up to Easter was the biggest sales week in the quarter. Comp sales were positive in each week of fiscal April. We continue to expect first quarter earnings to be $0.13 per diluted share, as compared to $0.11 last year, an increase of approximately 18%."
    For more detailed information on April sales results, you can call 626/771-0006 to listen to a recorded commentary.
    The Company expects to issue a news release to report full financial results for the first quarter ended May 3, 2003, after market close on Wednesday, May 21, 2003. A conference call to discuss first quarter results, business trends, and other matters will be conducted at 4:30 p.m. Eastern time on May 21, 2003. The conference call number is 800/231-5571, and will be accessible to all interested parties. It will also be webcast at www.streetevents.com. A replay will be available at 973/341-3080, pass code 3265628, and at www.streetevents.com.
    Hot Topic, Inc. is a national mall-based specialty retailer of music-licensed and music-influenced apparel, accessories and gift items for young men and women principally between the ages of 12 and
22. Torrid, the Company's second concept, is a mall-based specialty retailer of plus-sized fashion-forward apparel and accessories that targets young women principally between the ages of 15 and 29. The Company currently operates 434 Hot Topic stores in 49 states throughout the United States, 34 Torrid stores and Internet stores www.hottopic.com and www.torrid.com.

    Except for the historical information contained herein, this news release contains forward-looking statements, including statements relating to financial results, projections and other financial performance, and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the Company's new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic as well as other risks detailed from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended February 1, 2003. The historical results achieved are not necessarily indicative of the future prospects of the Company.

    CONTACT: Hot Topic, Inc.
             Jay A. Johnson, 626/839-4681 ext. 2269
             jjohnson@hottopic.com